Exhibit 10.10

SECOND AMENDMENT

TO

TERMS OF EMPLOYMENT AND SEVERANCE AGREEMENT

This Second Amendment (the “Amendment”) is dated effective June 1, 2007 and further amends the Terms of Employment and Severance Agreement by and between Umpqua Holdings Corporation (“Umpqua”) and Daniel A. Sullivan (“Officer”) dated as of September 15, 2003 and as amended by that certain Amendment to Terms of Employment and Severance Agreement dated January 5, 2005 (the “Employment Agreement”).

RECITALS

A. The Employment Agreement provides that Officer shall be employed as Executive Vice President of Umpqua and perform such duties as designated by Umpqua’s Chief Executive Officer or Board of Directors.

B. Officer has also served as Umpqua’s Chief Financial Officer.

C. Officer and Umpqua desire to amend the Employment Agreement to reflect changes in Officer’s compensation and duties.

AGREEMENT

The parties agree as follows:

1. AMENDMENT TO DURATION OF AGREEMENT. Section 1 of the Employment Agreement is amended to provide that the Agreement shall expire on September 15, 2009.

2. AMENDMENT TO POSITION. Section 4.1 of the Employment Agreement is amended to read as follows:

“4.1 Position. Officer shall be employed as Executive Vice President of Strategic Initiatives, and will perform such duties as may be designated by his direct supervisor (the “Supervisor”) or by Umpqua’s Chief Executive Officer.”

3. AMENDMENT TO BASE SALARY. Effective June 1, 2007, the “Base Salary” set forth in Section 5 of the Employment Agreement is amended from $16,332 per month ($195,984 on annualized basis) to $16,666.67 per month ($200,000 on an annualized basis).

4. SEVERANCE BENEFIT. Section 9 of the Employment Agreement is replaced in its entirety with the following:

“9. SEVERANCE BENEFIT. In the event of Termination Without Cause or Termination for Good Reason, in addition to receiving Earned Compensation, Officer will receive a severance benefit equal to the greater of: (i) $212,436, (ii) nine months Base Salary, based on Officer’s Base Salary immediately prior to termination or (iii) two weeks salary for every year of employment with Umpqua (the “Severance Benefit”). Subject to Section 12.3 below, the Severance Benefit shall be paid in equal installments over nine months, starting on the next regular payday following termination. Receipt of the Severance Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation

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period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Severance Benefit is further conditioned on Officer not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement. Officer shall not be required to mitigate the amount of any payments under this Section (whether by seeking new employment or otherwise) and no such payment shall be reduced by earnings that Officer may receive from any other source.”

5. CHANGE IN CONTROL. Section 10 of the Employment Agreement is replaced in its entirety with the following:

“10. CHANGE IN CONTROL BENEFIT. After announcement of a proposed Change in Control and for a period continuing for one year following a Change in Control, in the event of Termination Without Cause, Termination For Good Reason, or Officer’s resignation within 30 days after reassignment to a position that is not substantially equivalent, instead of receiving the Severance Benefit set forth in Section 9 above, Officer shall be entitled to receive the greater of: (i) $812,768 or (ii) two years Base Salary, based on Officer’s Base Salary immediately prior to the termination of employment as well as 200% of the bonus Officer received in the previous year (the aforementioned amount are referred to as the “Change in Control Benefit”). Receipt of the Change in Control Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Officer having revoked the Separation Agreement. The Change in Control Benefit shall be paid in equal installments over 24 months, starting on the next regular payday following termination. Receipt of the Change in Control Benefit is conditioned on Officer not being in violation of any material term of this Agreement, including but not limited to the provisions of Sections 13 through 16, or of the Separation Agreement.”

6. GOOD REASON. Officer and Umpqua agree that the changes contemplated by this Amendment including without limitation the change in Base Salary ($200,000) and position have been accepted by Officer and shall not constitute “Good Reason” for Officer’s resignation of employment under Sections 6.3 and 7.2 of the Employment Agreement.

7. ADVICE OF COUNSEL. Officer acknowledges that, in executing this Amendment, Officer has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Amendment. This Amendment shall not be construed against any party by reason of the drafting or preparation hereof.

8. EFFECT OF AMENDMENT. Except as specifically set forth herein, the Employment Agreement as previously executed shall continue in full force and effect as written.

9. DEFINED TERMS. Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Employment Agreement.

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10. SEPARATION AGREEMENT. The form of Separation Agreement attached hereto as Exhibit A is made part of the Employment Agreement.

“UMPQUA”

Umpqua Holdings Corporation

By:	__________________________________

_______________________, __________

“OFFICER”

Daniel A. Sullivan

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EXHIBIT A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (this “Separation Agreement”) between you,                     , and us, Umpqua Holdings Corporation. This Separation Agreement is dated for reference purposes             , 20    , which is the date we delivered this Separation Agreement to you for your consideration. For purposes of this Separation Agreement Umpqua Holdings Corporation together with each of its subsidiaries or affiliates is referred to as “Umpqua.”

1. Termination of Employment. Your employment terminates [or was terminated] on             , 20     (the “Separation Date”).

2. Payments. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the Severance Benefit specified in Section 9 or the Change in Control Benefit specified in Section 10, as appropriate, of the Agreement between you and Umpqua dated                     (the “Employment Agreement”) on the dates provided therein (or on such other date or dates as may be mutually agreed upon by you and Umpqua or our successor). Such provisions of the Employment Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the noncompetition provision in Section 14 of the Employment Agreement, which is incorporated herein by reference and otherwise comply with the material terms of the Employment Agreement and of this Separation Agreement.

3. COBRA Continuation Coverage. Your normal employee participation in Umpqua’s group health coverage will terminate on the Separation Date. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). Continuation of group health coverage after the Separation Date is entirely at your expense, as provided under COBRA.

4. Termination of Benefits. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5. Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us.

6. No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

7. Release of Claims.

(a) You hereby release (i) Umpqua and its subsidiaries, affiliates, and benefit plans, (ii) each of Umpqua’s past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

(b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c) You specifically waive any rights or claims that you may have under the Oregon Civil Rights and Unlawful Employment Practices Statutes (ORS Chapter 659), the Oregon Wage and Hour Laws (ORS Chapter 652), the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

(d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Umpqua, Umpqua has no obligation to consider you for future employment.

(e) You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(f) This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(g) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

(h) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

8. No Admission of Liability. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of liability or wrongdoing by Umpqua.

9. Umpqua Materials. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, including but not limited to the Umpqua Property, as defined in Section 17 of the Employment Agreement, which definition is incorporated herein by reference.

10. Nondisclosure Agreement. You will comply with the covenant regarding confidential information in Section 17 of the Employment Agreement, which covenant is incorporated herein by reference.

11. No Disparagement. You may not disparage Umpqua or Umpqua’s business or products, and may not encourage any third parties to sue Umpqua.

12. Cooperation Regarding Other Claims. If any claim is asserted by or against Umpqua as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

13. Noncompetition; Nonsolicitation; No interference. During the Restriction Period, as defined in Section 15 of the Employment Agreement, you will comply with Sections 14, 15, and 16 of the Employment Agreement, incorporated herein by reference and Umpqua will have the right to enforce those provisions under the terms of Section 18 of the Employment Agreement, incorporated herein by reference. After the Restriction Period, you will not, apart from good faith competition, interfere with Umpqua’s relationships with customers, employees, vendors, or others.

14. Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

15. Consideration Period. You have 21 days from the date this Separation Agreement is given to you to consider this Separation Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Separation Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Separation Agreement.

16. Revocation Period and Effective Date. You have 7 calendar days after signing this Separation Agreement to revoke it. To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Umpqua’s Chief Executive Officer before the 7-day period expires. This Separation Agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this Separation Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Separation Agreement.

17. Governing Law. This Separation Agreement is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

18. Dispute Resolution.

(a) Except where such matters are deemed governed by ERISA or are the subject to Section 7 above, the parties agree to submit any dispute arising under this Separation Agreement to final, binding, private arbitration in Portland, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Separation Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein. Instead of filing of a civil complaint in Multnomah County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under subsection (b) of this Section). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs and expenses in accordance with subsection (b) of this Section. There shall be no right of review in court. The arbitrator’s award may be reduced to final judgment or decree in Multnomah County Circuit Court.

(b) The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

(c) Notwithstanding any other provision of this Separation Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

19. Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

20. Final and Complete Agreement. Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

Umpqua Holdings Corporation

By:

Title:

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it.

Date

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